Exhibit 10.1
NOTE AND WARRANT PURCHASE AGREEMENT
          This Note and Warrant Purchase Agreement (this “Agreement”), dated as of September 16, 2009, among Eastman Kodak Company, a New Jersey corporation (the “Company”), KKR Jet Stream (Cayman) Limited (the “Investor” (the Investor together with any assignee or transferee of the Securities (as defined below) in accordance with the terms of this Agreement, the “Holders”)) and, solely for the purposes of Sections 6.5, 6.6, 8, 9 and 12 (including, for the avoidance of doubt, the definitions used in such provisions set forth in Exhibit A), Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“KKR”). Certain terms used but not defined elsewhere in this Agreement have the meanings assigned to them in Exhibit A.
W I T N E S S E T H:
          WHEREAS, the Company desires to sell, and the Investor desires to buy, (x) an aggregate principal amount of at least $300,000,000 and up to $400,000,000 of the Company’s Senior Secured Notes due 2017 (the “Notes”), to be issued in accordance with the terms and conditions of an indenture to be entered into among the Company, the Guarantors and The Bank of New York Mellon, as trustee (in such capacity, the “Trustee”), substantially in the form attached to this Agreement as Exhibit B bearing the cash and pay-in-kind interest rates provided for in Section I of Schedule B (the “Indenture”), and (y) warrants (the “Warrants” and, together with the Notes, the “Securities”), substantially in the form attached to this Agreement as Exhibit C, to purchase an aggregate of at least 40,000,000 and up to 53,000,000 shares (the “Warrant Shares”) of common stock, $2.50 par value per share, of the Company (the “Common Stock”); the specific aggregate principal amount of Notes and specific number of Warrant Shares will be calculated as provided in Section 1.1;
          WHEREAS, the Company’s obligations under the Notes, including the due and punctual payment of interest on the Notes, will be irrevocably and unconditionally guaranteed (the “Guarantees”) by each of the guarantors listed on Schedule A (the “Guarantors”);
          WHEREAS, the Company and each of the Guarantors have agreed to secure the Notes by granting a security interest on certain assets of the Company and each of the Guarantors (the “Collateral”) pursuant to a security agreement, substantially in the form attached to this Agreement as Exhibit D (the “Security Agreement”) and all other instruments, agreements and other documents granting (or purporting to grant) to the Collateral Agent a lien or security interest in or to the Collateral required under the Security Agreement (such other instruments, together with the Collateral Trust Agreement and the Security Agreement, the “Collateral Documents”);
     WHEREAS, the Company and each of the Guarantors have agreed, pursuant to a collateral trust agreement to be entered into among the Company, the Guarantors, the Trustee and The Bank of New York Mellon, as collateral agent on behalf of the Holders of the Notes (in such capacity, the “Collateral Agent”), substantially in the form attached to this Agreement as Exhibit E (the “Collateral Trust Agreement”), to grant to the Collateral Agent in trust, for the benefit of all present and future Second Lien Secured parties (under and as defined therein), all of the Company’s and each Guarantor’s right, title and interest in, to and under the Collateral and all of the Collateral Agent’s right, title and interest in, to and under the Collateral Documents;
          WHEREAS, certain rights of the Holders of the Notes relating to the Collateral will be subject to an intercreditor agreement to be entered into, among the Company, the Guarantors, the Trustee, the Collateral Agent and Citicorp USA, Inc., as administrative agent on behalf of the lenders under the Credit Agreement, substantially in the form attached to this Agreement as Exhibit F (the “Intercreditor Agreement”);
          WHEREAS, the Holders will be entitled to registration rights as set forth in a registration rights agreement, in the form attached to this Agreement as Exhibit G (the “Registration Rights Agreement”); and
          WHEREAS, in connection with such sale and purchase, the Company and the Investor are each willing to make certain representations and warranties and to agree to observe certain covenants set forth in this Agreement for the benefit of the other party, and the parties will rely on such representations, warranties and covenants as a material inducement to their purchase of the Securities.
          NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained in this Agreement, the parties to this Agreement agree as follows:
          1. Purchase and Sale of Securities.
               1.1 Sale and Issuance of Securities.
                    (a) The aggregate principal amount of Notes to be sold under this Agreement (the “Aggregate Principal Amount”) shall equal $700,000,000, less the proceeds (such proceeds, together with the Aggregate Principal Amount, the “Aggregate Financing Proceeds”) that are received by the Company from the private placement of the Company’s convertible senior notes due 2017 (the “Convertible Notes Offering”) described in the last draft of the Company’s offering memorandum (the “Convertible Notes Offering Memorandum”) provided to the Investor and its counsel prior to the execution of this Agreement on September 16, 2009 (including the aggregate amount of the proceeds that are received from any exercise of the over-allotment option granted to the initial purchasers in connection therewith (the “Over-allotment Option”)); provided, that in no event shall the Aggregate Principal Amount be less than $300,000,000 nor more than $400,000,000; provided, further, that, if the Aggregate Financing Proceeds are greater than $600,000,000, the Company may, at its option by written notice to the Investor delivered no later than the earlier of (x) 6:00 p.m., New York City time, on the date the Over-allotment option expires (which, for the avoidance of doubt, shall be no later than September 28, 2009), or (y) the date on which such option is exercised in full, reduce the Aggregate Principal Amount to not less than $300,000,000.
          The aggregate number of Warrant Shares to be subject to the Warrants to be sold under this Agreement (the “Aggregate Warrant Shares”) shall equal (x) 40,000,000, plus (y) (A) 13,000,000, multiplied by (B) a fraction, the numerator of which is the amount by which the

Aggregate Principal Amount exceeds $300,000,000 and the denominator of which is $100,000,000.
          Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing, and the Company agrees to sell and issue to the Investor at the Closing, an aggregate principal amount of Notes equal to the Aggregate Principal Amount and a number of Warrants equal to the Aggregate Warrant Shares, for an aggregate purchase price equal to the principal amount of Notes purchased multiplied by a percentage equal to (A) 100%, minus (B) the Discount Percentage on the Notes purchased determined by reference to the Exercise Price (as defined in the form of Warrant attached to this Agreement as Exhibit C) of the Warrants as set forth in Section II of Schedule B; provided, that if the Aggregate Principal Amount is greater than $350,000,000, the Discount Percentage will not exceed 2.00%. The aggregate purchase price for the Notes and Warrants payable by the Investor and the aggregate purchase price for the Notes and the Warrants is referred to as the “Purchase Price.”
                    (b) The Company will allocate (the “Allocation”) the Purchase Price between the Notes and the Warrants in accordance with Section 1273(c)(2) of the Code and the applicable Treasury Regulations for all tax reporting purposes after consulting with the Investor prior to finalizing the Allocation. A draft of the Company’s proposed Allocation (based on the then current assumptions) will be promptly provided to the Investor no later than the third business day prior to the Closing.
               1.2 Closing.
          The consummation of the purchase and sale of the Securities and other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1301 Avenue of the Americas, New York, NY 10019, at 10:00 a.m. New York City time, on the date that is the later of (i) three (3) business days following the first date on which all conditions set forth in Sections 4 and 5 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or (ii) September 29, 2009, or at such other time and place as the Company and the Investor shall mutually agree.
          2. Representations and Warranties of the Company. The Company represents and warrants to the Investor as of the date of this Agreement that, except as otherwise disclosed or incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 or its other reports and forms filed with or furnished to the Securities and Exchange Commission (the “Commission”) under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after December 31, 2008 (including any amendments or supplements thereto but excluding disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly nonspecific and are predictive and forward-looking in nature) and before the date of this Agreement (all such reports, collectively, the “SEC Reports”):
               2.1 Organization and Good Standing. Each of the Company and the Guarantors is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization.

               2.2 No Conflicts. The execution, delivery and performance by each of the Company and the Guarantors, as applicable, of each of this Agreement, the Fee Letter (as defined below), the Indenture, the Notes, the Guarantees, the Warrants, the Collateral Documents, Collateral Trust Agreement, the Intercreditor Agreement and the Registration Rights Agreement (collectively the “Transaction Documents”) to which it is or is to be party, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (including, without limitation, the issuance of the Warrant Shares upon exercise of the Warrants) are within the corporate powers of each of the Company and the Guarantors, have been duly authorized by all necessary corporate action, do not (i) contravene the charter, by-laws or other governing documents of the Company or the Guarantors, (ii) violate any law, rule, regulation (including, without limitation, with respect to the Company, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) assuming the effectiveness of Amendment No. 1 to the Credit Agreement, conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contractual restriction or, to the knowledge of the Company or any Guarantor, any other contractual restriction, binding on or affecting the Company or any Guarantor (except for the prohibition on prepayment, redemption, purchase, defeasance or other satisfaction of the Notes prior to the Stated Maturity (as defined in the Credit Agreement) of the Notes while the Credit Agreement is in effect; provided that the issuance and sale of the Notes and the Warrants as contemplated under the Transaction Documents and entering into the covenants under the Transaction Documents do not violate such prohibition) or (iv) except for the Liens created under the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Company, the Guarantor or any of their respective Subsidiaries. No provision of the charter, by-laws or other governing documents of the Company will, directly or indirectly, restrict or impair the ability of the Holders to vote, or otherwise to exercise the rights of a shareholder with respect to, the Warrant Shares.
               2.3 Consents. Assuming the effectiveness of Amendment No. 1 to the Credit Agreement, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the offer, sale or issuance of the Securities (and the Warrant Shares issuable upon exercise of the Warrants), (ii) the due execution, delivery, recordation, filing or performance by the Company or any Guarantor of any Transaction Document to which it is or is to be a party, or (iii) the exercise by the Investor of its rights under the Transaction Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents. Assuming that the representations of the Investor set forth in Section 3 are true and correct, the offer, sale, and issuance of the Securities in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities laws, and the Company shall not, and shall cause the Guarantors and any authorized agent acting on their behalf to not, take any action hereafter that would cause the loss of such exemptions. No qualification of the Indenture under the Trust Indenture Act of 1939 is required in connection with the offer and sale of the Notes and associated Guarantees.
               2.4 Authorization; Enforceability. This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each of the Company and the Guarantors party thereto. This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each of the Company and the Guarantors party thereto enforceable against each of the Company and the Guarantors party thereto in accordance with their respective terms, except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity, whether enforcement is sought in a proceeding in equity or at law.
               2.5 Warrant Shares. The Warrant Shares issuable upon exercise of the Warrants have been duly and validly reserved for issuance and, upon issuance, will be duly and validly issued, fully paid, and nonassessable.
               2.6 No Restrictions on Transfer. The Securities and the Warrant Shares will be free of restrictions on transfer other than, with respect to the Warrants and the Warrant Shares, as set forth in the Warrants and under applicable state and federal securities laws.
               2.7 Financial Statements; No Material Adverse Change.
                    (a) Each of (x) the consolidated statement of financial position of the Company and its consolidated Subsidiaries as of December 31, 2008, and the related consolidated statement of earnings and consolidated statement of cash flows of the Company and its consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, and (y) the consolidated statement of financial position of the Company and its consolidated Subsidiaries as of March 31, 2009 and June 30, 2009, and the related consolidated statement of earnings and consolidated statement of cash flows of the Company and its consolidated Subsidiaries for the three and six-months periods then ended, fairly present in all material respects, the consolidated financial condition of the Company and its consolidated Subsidiaries as at such dates and the consolidated statement of earnings and consolidated statement of cash flows of the Company and its consolidated Subsidiaries for the periods ended on such dates, all in accordance with then applicable generally accepted accounting principles in the United States consistently applied (except as otherwise noted therein, and in the case of quarterly financial statements except for the absences of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).
                    (b) Since December 31, 2008 there has been no Material Adverse Change.
                    (c) The Company and its Subsidiaries do not have any liabilities or obligations (accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Company’s consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, (ii) that were incurred in the ordinary course of business and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) that were not incurred in the ordinary course of business and do not exceed $10,000,000 in the aggregate.

               2.8 Litigation. There is no pending or, to the knowledge of the Company, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, Governmental Authority or arbitrator that (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Transaction Document or the consummation of the transactions contemplated by this Agreement or by any of the other Transaction Documents.
               2.9 Margin Rules. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the sale of the Securities will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
               2.10 Investment Company Act. Neither the Company, the Guarantors nor any of their respective Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
               2.11 Intellectual Property. To the Company’s knowledge, the Company and the Guarantors own, possess, license or have other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Company’s business as now conducted, except where the absence of such ownership rights would not have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company has not received notice of any claim of rights by third parties to any such Intellectual Property that the Company or its Subsidiaries own, except for such rights as may have been granted to such third parties by the Company or its Subsidiaries; (b) the Company is not aware of any infringement by third parties of any Intellectual Property owned by the Company or its Subsidiaries; (c) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property owned by the Company or its Subsidiaries, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (d) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property owned by the Company or its Subsidiaries, and the Company is unaware of any facts which would form a reasonable basis for any such claim; and (e) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others that the Company or any of its Subsidiaries infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any other fact which would form a reasonable basis for any such claim.
               2.12 ERISA.

                    (a) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of the Company or any Guarantor or any ERISA Affiliate.
                    (b) Neither the Company nor any Guarantor nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that in the aggregate could reasonably be expected to have a Material Adverse Effect.
                    (c) Neither the Company, any Guarantor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
               2.13 Environmental Laws. The operations and properties of the Company and each of its Subsidiaries comply in all respects with all applicable Environmental Laws and Environmental Permits, except for such noncompliance that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs that have had or are reasonably expected to have a Material Adverse Effect, and no circumstances exist that are reasonably likely to (A) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties, or otherwise give rise to any liability under Environmental Laws, that is reasonably expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that is reasonably expected to have a Material Adverse Effect.
               2.14 Property. The Company and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by the Company or such Subsidiary and good title to all of their personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases except where the failure to enjoy such peaceful and undisturbed possession, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.
               2.15 Taxes. Each of the Company and its Subsidiaries has filed all material tax returns required to have been filed and paid all taxes shown thereon to be due, except those for which extensions have been obtained and except for those which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with Generally Accepted Accounting Principles.
               2.16 Insurance. All policies of insurance of the Company and each of its Subsidiaries and their respective businesses, assets, employees, officers and directors are in full force and effect. The Company and each of its Subsidiaries are in compliance with the terms of such policies in all material respects, and there are no material claims by the Company or any of its Subsidiaries under any such policy as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and neither the Company nor any of its Subsidiaries have any reason to believe that it will not be able to (i) renew its existing insurance coverage as and when such policies expire or (ii) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
               2.17 Compliance with Laws. Neither the Company nor any of its Subsidiaries is in material violation of any applicable federal, state, local, foreign or other law, statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement (collectively, “Laws”) of any Governmental Authority, except where such violation could not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been threatened to be charged with or given notice of any violation of, any applicable Law, except for such of the foregoing as could not reasonably be expected to have a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.
               2.18 Accuracy of Information. All factual information, taken as a whole, furnished by or on behalf of the Company and its Subsidiaries in writing to the Investor on or prior to the date of this Agreement, for purposes of this Agreement and all other such factual information, taken as a whole, furnished by the Company on behalf of itself and its Subsidiaries in writing to the Investor pursuant to the terms of this Agreement will be, true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by knowingly omitting to state any material fact necessary to make such information, taken as a whole, not misleading at such time, provided, however, that with respect to any projected financial information or forward-looking statements, business assumptions, strategic plans or similar information, the Company represents only that such information was prepared in good faith based upon assumptions, and subject to such qualifications, believed to be reasonable at the time. The Company makes no representation in this Section 2.18 with respect to any information to the extent prepared by third parties, provided, however, that nothing has come to the attention of the Company that has caused the Company to believe that such information is not based on or derived from sources that are reliable and accurate in all material respects.
               2.19 Solvency. The Company is, individually and together with its Subsidiaries, Solvent.
               2.20 Subsidiaries; Capitalization. Set forth on Part A of Schedule C is a complete and accurate list of all direct and indirect Subsidiaries of the Company that are organized under the laws of a state of the United States of America, and set forth on Part B of Schedule C is a complete and accurate list of all Material Subsidiaries of the Company, showing, in each case, as of the date of this Agreement (as to each such Subsidiary) the jurisdiction of its formation, and, with respect to each non-wholly owned Subsidiary, the number of shares, membership interests or partnership interests (as applicable) of each class of its equity interests authorized, and the number outstanding, on the date of this Agreement and the percentage of each such class of its equity interests owned (directly or indirectly) by the Company and the Guarantors, as applicable, and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as of the date of this Agreement. All of the outstanding equity interests in each of the respective Material Subsidiaries of the Company and the Guarantors have been validly issued, are fully paid and non-assessable and are owned by the Company or such Guarantor or one or more of its Subsidiaries, other than directors’ qualifying shares or similar minority interests required under the laws of the Material Subsidiary’s formation, free and clear of all Liens, except those created or permitted under the Collateral Documents. As of the date of this Agreement, the Company has 268,191,312 shares of issued and outstanding Common Stock.
               2.21 Registration Rights; Voting Rights. Except as provided in the Registration Rights Agreement, (i) the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently, and (ii) to the Company’s knowledge, no shareholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.
               2.22 SEC Reports.
                    (a) Since December 31, 2006, the Company has timely filed all documents required to be filed with the Commission pursuant to Sections 13(a), 14(a) or 15(d) of the Exchange Act other than the untimely filing of a Report on Form 8-K filed on December 19, 2008, for which the Company has received a waiver from the Commission regarding eligibility to file a registration statement on Form S-3.
                    (b) The SEC Reports, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.
               2.23 No Solicitation / Integration. Neither the Company nor any other Person authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Securities. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Securities sold pursuant to this Agreement.
               2.24 Brokers. Neither the Company nor any other Person authorized by the Company to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Investor would be required to pay.
          3. Representations and Warranties of the Investor. The Investor represents and warrants, or acknowledges, as applicable, as of the date of this Agreement as follows:
               3.1 Private Placement.
                    (a) The Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Securities (for purposes of this Section, the term Securities includes the Common Stock issuable upon conversion of the Warrants) to it is being made in reliance on a private placement exemption from registration under the Securities Act and (iii) acquiring the Securities for its own account.
                    (b) The Investor understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and, except as contemplated by the Registration Rights Agreement, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144 thereunder (if available), (ii) pursuant to an effective registration statement under the Securities Act, or (iii) to the Company or one of its Subsidiaries, in each of cases (i) through (iii) in accordance with any applicable securities laws of any State of the United States, and that it will notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable.
                    (c) The Investor:
                              (A) is able to fend for itself in the transactions contemplated by this Agreement;
                         (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities; and
                         (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.
                    (d) The Investor acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Securities, (ii) it has had access to the Company’s public filings with the Commission and to such financial and other information as it deems necessary to make its decision to purchase the Securities, and (iii) has been offered the opportunity to ask questions of the Company and received answers thereto, as it deemed necessary in connection with the decision to purchase the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Company under this Agreement or the right of the Investor to rely thereon.

                    (e) The Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
               3.2 Organization. The Investor has been duly organized and is validly existing under the laws of its place of organization.
               3.3 Power and Authority. The Investor has full right, power, authority and capacity to enter into this Agreement and the other Transaction Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance hereof and thereof.
               3.4 Authorization; Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it will be a party has been duly authorized by all necessary action on the part of the Investor, and this Agreement has been duly executed and delivered by the Investor and, assuming due authorization, execution and delivery of this Agreement by the Company, the Guarantors and any other party thereto, this Agreement constitutes a valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity, whether enforcement is sought in a proceeding in equity or at law.
               3.5 No Conflicts. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents to which it is or is to be party, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents do not (i) contravene the limited partnership agreement of the Investor, (ii) result in any default or violation of any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority, (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Investor or (iv) conflict with or violate any applicable Laws, other than, in the case of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, be reasonably likely to materially delay or hinder the ability of the Investor to perform its obligations under the Transaction Agreements (an “Investor Adverse Effect”).
               3.6 Financial Capability. The Investor has furnished to the Company a true, correct and complete copy of the binding commitment from KKR 2006 Fund (Overseas) Limited Partnership (the “Commitment Letter”) relating to the equity investment in the Investor. The Commitment Letter has been duly executed and delivered by each party thereto, is a legal, valid and binding obligation of each such party and is enforceable against each such party in accordance with its terms. Subject to its terms and conditions, the equity invested in the Investor pursuant to the Commitment Letter will provide the Investor with funding sufficient to pay all amounts payable by it pursuant to Section 1.1 at the Closing. Subject to the performance of KKR 2006 Fund (Overseas) Limited Partnership under the Commitment Letter, at the Closing the Investor will have all funds necessary to pay to the Company the Purchase Price in immediately available funds.

               3.7 Consents. All consents, approvals, orders and authorizations required on the part of the Investor in connection with the execution, delivery or performance of this Agreement and the consummation by the Investor of the other transactions contemplated herein have been obtained or made, other than such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not be reasonably likely to have an Investor Adverse Effect.
               3.8 Brokers. The Investor has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.
          4. Conditions to Investor’s Obligations at Closing. The obligation of the Investor to purchase the Securities at the Closing is subject to the fulfillment on or before the Closing of each of the following conditions:
               4.1 Delivery of Securities. The Company will have delivered (x) the aggregate principal amount of Notes, evidenced by one or more global securities, representing the Aggregate Principal Amount of the Notes to be purchased by the Investor pursuant to Section 1.1, which shall have been delivered to the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC, and DTC shall have credited the portions of the principal amount of such global securities to the accounts of DTC participants designated by the Investors Trust Corporation and (y) the Warrants to be purchased by the Investor pursuant to Section 1.1.
               4.2 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing as if made on and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect” or “Material Adverse Change” in which case such representations and warranties (as so written, including the term “material”, “Material Adverse Effect” or “Material Adverse Change”) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing as if made on and as of the Closing. Notwithstanding the foregoing, this Section 4.2 shall not be a condition precedent to Closing if the Convertible Notes Offering shall have closed prior to the date of Closing and the representations and warranties of the Company contained in Section 2 are true and correct in all material respects as of the date of the closing of the Convertible Notes Offering, except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect” or “Material Adverse Change” in which case such representations and warranties (as so written, including the term “material”, “Material Adverse Effect” or “Material Adverse Change”) shall be true and correct in all respects as of the date of the closing of the Convertible Notes Offering.
               4.3 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

               4.4 Compliance Certificate. An executive officer of the Company shall deliver to the Investor at the Closing a certificate stating that the conditions specified in Sections 4.2 and 4.3 are satisfied.
               4.5 Listing of Shares. The Warrant Shares to be issued upon exercise of the Warrants shall have been approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance.
               4.6 Transaction Documents. The parties (other than the Investor) to each Transaction Document shall have entered into each such Transaction Document and each such Transaction Document shall be in full force and effect.
               4.7 Other Documents and Proceedings. All corporate and other proceedings in connection with the transactions contemplated at the Closing shall be completed, and all documents incident thereto (other than the documents related to the Convertible Notes Offering, including those related to the tender offer described in the Convertible Notes Offering Memorandum for the Company’s currently outstanding convertible notes) shall be reasonably satisfactory in form and substance to the Investor’s counsel, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.
               4.8 State Securities Laws. The Company shall have obtained all necessary permits and qualifications, if any, or secured an exemption therefrom, required by any state or country prior to the offer and sale of the Securities, and such authorization, approval, permit or qualification shall be effective at the Closing.
               4.9 Convertible Notes Offering. The Company shall have received proceeds of at least $200.0 million from the Convertible Notes Offering, which shall be on the terms described in the Convertible Notes Offering Memorandum which, along with all other documentation related to the Convertible Notes Offering requested by the Investor, shall be provided to the Investor prior to Closing and any disclosure therein relating to the Investor or the purchase of the Notes and Warrants shall be reasonably acceptable to the Investor; the Investor hereby acknowledges that the disclosure relating to it and the purchase of the Notes and Warrants in the Convertible Notes Offering Memorandum is acceptable to it.
               4.10 Opinion of Company Counsel. The Investor shall have received (i) an opinion from Wilson Sonsini Goodrich & Rosati, special counsel for the Company, dated as of the Closing, in the form attached to this Agreement as Exhibit H-1; (ii) an opinion from Day Pittney LLP, special counsel for the Company, dated as of the Closing, in the form attached to this Agreement as Exhibit H-2; (iii) an opinion from Nixon Peabody LLP, special counsel for the Company, dated as of the Closing, in the form attached to this Agreement as Exhibit H-3; and (iv) an opinion from Joyce P. Haag, General Counsel for the Company, dated as of the Closing, in the form attached to this Agreement as Exhibit H-4.
               4.11 Board of Directors. The Board of Directors of the Company (the “Board”) shall have taken all actions necessary and appropriate to consider the initial Board Nominees and, based on the Board’s consideration, has taken all such actions necessary to cause such Board Nominees to be appointed to the Board and to each committee of the Board for which the Board Nominees are qualified under applicable law and the rules of the NYSE, all as set forth in further detail in Section 9, and such Board Nominees shall have been so elected and appointed concurrently with the Closing.
               4.12 Placement Fee. Simultaneous with the Closing, the Company shall have paid to KKR and KKR Capital Markets LLC, a Delaware limited liability company “KKR Capital Markets”, or their designee(s) (which shall be U.S. domestic entities) the fee (the “Placement Fee”) provided for in that certain letter agreement, dated the date of this Agreement, among the Company, KKR and KKR Capital Markets (the “Fee Letter”), by wire transfer of immediately available funds to the account designated by such parties.
               4.13 Payment of Expenses. Simultaneous with the Closing, the Company shall have paid the reasonable out-of-pocket expenses of KKR and KKR Capital Markets and their Affiliates as set forth in and subject to that certain letter agreement, dated September 8, 2009, among the Company, KKR and KKR Capital Markets (the “Expense Letter”), including, for the avoidance of doubt and without limitation, all costs and expenses associated with the assignment, creation and perfection of security interests pursuant to the Collateral Documents and the related UCC financing statements, including in connection with the preparation, negotiation, execution and delivery of the Collateral Documents and all filing fees, lien searches and the reasonable fees and expenses of counsel to the Investors.
               4.14 Amendment to Credit Agreement. The Investor shall have received an executed copy of the amendment to the Credit Agreement substantially in the form previously provided to the Investor (the “Amendment”), and each of the conditions to effectiveness set forth in Section 2 of the Amendment shall have been satisfied or the Investor, in its sole discretion, shall have consented to the waiver of such conditions.
               4.15 Collateral Matters.
                    (a) The Collateral Agent shall have received (with a copy for the Investor) on the Closing date:
                    (i) appropriately completed copies of UCC-1 financing statements naming the Company and each Guarantor as a debtor and the Collateral Agent as the secured party, to be filed under the UCC of the jurisdiction of incorporation or formation of the Company and each Guarantor; and
                    (ii) an intellectual property security agreement in the form attached as Exhibit A to the Security Agreement with such revisions as are necessary for such agreement to be filed at the U.S. Copyright Office with respect to the copyrights listed on Schedule IV(D) to the Security Agreement, executed by the Company and any applicable Guarantors.
                    (b) The Investor and its counsel shall be reasonably satisfied that there are no Liens on the Collateral other than Permitted Liens (as defined in the Indenture).
               4.16 Allocation. The Allocation shall have been provided to the Investor; provided, however, if the Aggregate Principal Amount shall not have been determined two (2) business days prior to the Closing, then the delivery of the Allocation shall not be a condition to Closing (provided that the Company covenants to deliver the Allocation as promptly as practicable, but in any event no later than two (2) business days following the Closing).
          5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investor:
               5.1 Payment of Purchase Price. The Investor shall have paid the Purchase Price by wire transfer of immediately available funds to the account or accounts designated by the Company.
               5.2 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing as if made on and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Issuer Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Issuer Adverse Effect”) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing as if made on and as of the Closing.
               5.3 Performance. The Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Investor on or before Closing.
               5.4 Compliance Certificate. An officer of the Investor shall deliver to the Company at the Closing a certificate stating that the conditions specified in Sections 5.2 and 5.3 are satisfied.
               5.5 Transaction Documents. The parties to each Transaction Document (other than the Company and the Guarantors) shall have entered into each such Transaction Document and each such Transaction Document shall be in full force and effect.
               5.6 Other Documents and Proceedings. All corporate and other proceedings in connection with the transactions contemplated at the Closing shall be completed, and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company’s counsel, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.
               5.7 Amendment to Credit Agreement. Each of the conditions to effectiveness set forth in Section 2 of the Amendment shall have been satisfied or the Company in its sole discretion shall have consented to the waiver of such conditions.
          6. Covenants of the Parties.
               6.1 Listing of Warrant Shares. The Company shall at all times cause the Warrant Shares to be approved for listing on the NYSE or such other securities exchange on which the Common Stock is listed from time to time, subject to official notice of issuance.

               6.2 Reservation of Common Stock; Issuance of Warrant Shares. For as long as any Warrants remain outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or shares of Common Stock held in treasury by the Company, for the purpose of effecting the exercise of the Warrants, the full number of shares of Warrant Shares then issuable upon the exercise of all Warrants (after giving effect to all anti-dilution adjustments) then outstanding. All shares of Warrant Shares delivered upon exercise of the Warrants shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or adverse claim.
               6.3 Use of Proceeds. The Company shall apply the net proceeds from the issuance and sale of the Securities for general corporate purposes, including the repayment of outstanding debt.
               6.4 Transfer Taxes. The Company shall pay any and all documentary, stamp or similar issue or transfer tax due on (x) the Notes (and the associated Guarantees), (y) the issue of the Warrants at Closing and (z) the issue of shares of Warrant Shares upon exercise of the Warrants. However, in the case of exercise of the Warrants, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of the Warrants to be exercised, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.
               6.5 Information Rights/Management Rights. For as long as the KKR Holders hold at least 10% of the Warrant Amount, the Company shall provide KKR with the following information (in addition to the reports required to be provided under the Indenture):
                    (a) unaudited quarterly (as soon as available and in any event within 40 days of the end of each quarter) and audited (by a nationally recognized accounting firm) annual (as soon as available and in any event within 60 days of the end of each year) financial statements prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time, which statements shall include:
                    (i) the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, shareholders’ equity (with respect to annual reports only) and cash flows;
                    (ii) a comparison to the corresponding data for the corresponding periods of the previous fiscal year;
                    (iii) a reasonably detailed narrative descriptive report of the operations of the Company and its Subsidiaries in the form and to the extent prepared for presentation to the senior management of the Company for the applicable period and for the period from the beginning of the then current fiscal year to the end of such period;

                    (iv) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Company as soon as available (provided, that any such reports shall be deemed to have been provided when such reports are publicly available via the Commission’s EDGAR system or any successor to the EDGAR system);
                    (b) unaudited monthly written reports, including a comparison to corresponding data from the Company’s financial plan, that are prepared for and provided in the ordinary course to the Board as soon as available in the form and in the manner so provided to the Board; and
                    (c) such other information as KKR shall reasonably request.
          Additionally, the Company shall permit any authorized representatives designated by KKR reasonable access during normal business hours and upon reasonable notice to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as KKR may reasonably request, provided, however, that the Company shall not be obligated pursuant to this paragraph to provide access to any information that it reasonably and in good faith, after receiving the advice of Company counsel, determines that such exclusion is necessary (A) in order to preserve the Company’s attorney-client privilege, (B) to prevent the disclosure of third party confidential information where the Company is under a contractual duty to preserve the confidentiality of such information in connection with any transaction or arrangement between the Company and such third party, (C) because there exists, or is reasonably expected to exist, a direct or potential conflict of interest between KKR and the Company with respect to a transaction or arrangement or (D) to prevent the disclosure of a Company trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company).
          Subject to Section 6.6 below, the Board Nominees will be permitted to share information received from the Company with officers, directors, members, employees and representatives of KKR and its direct and indirect subsidiaries (which, for the avoidance of doubt, excludes KKR portfolio companies) and KKR and such Subsidiaries may use such information for internal purposes; provided that KKR maintains reasonable procedures designed to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of applicable securities laws and that such information is not used to compete with the Company.
          The provisions of this Section are intended in part to permit each KKR Holder’s investment in the Company to qualify as a “venture capital investment” for purposes of Department of Labor Regulation section 2510.3-101.
               6.6 Confidentiality. KKR and each KKR Holder, on behalf of themselves and their respective directors, officers, employees, general partners (but not limited partners), agents, representatives and other advisors (including financial advisors, attorneys, accountants and other consultants) (collectively, “Representatives”) who receive confidential information concerning the Company from the Company (such information “Confidential Information”), agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any Confidential Information pursuant to the terms of this Agreement, unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 6.6 by KKR or such KKR Holder), (b) was within KKR or such KKR Holder’s possession prior to it being furnished to KKR or such KKR Holder or their respective Representatives by the Company or any of their respective Representatives, provided such information was reasonably not known by KKR or the KKR Holder to be bound by a confidentiality, non-disclosure or other similar agreement with the Company or other contractual, legal or fiduciary obligation of confidentiality to the Company, (c) is or has been independently developed or conceived by KKR or the KKR Holder without use of the Company’s confidential information, or (d) is or has been made known or disclosed to KKR or the KKR Holder by a third party without, to KKR or the KKR Holder’s reasonable knowledge, a breach of any obligation of confidentiality such third party may have to the Company.
               6.7 Withholding Tax. Prior to the first interest payment date on the Notes, the Investor or any permitted assignee of the Investor which is not organized under the laws of the United States or a state thereof shall deliver to the Company (x) a certificate in form reasonably acceptable to the Company that such Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is not, nor is any of such Person’s beneficial owners, a “10-percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code, and (y) two accurate and complete original signed copies of the appropriate series of United States Internal Revenue Service Form W-8 (or successor form), or (z) the documentation required in clause (y) or such other certification, forms or documents reasonably satisfactory to the Company, establishing the entitlement of the Investor and its beneficial owners, as applicable to a complete exemption from the above-referenced deduction or withholding. The Investor and any permitted assignee of the Investor further agrees thereafter (i) promptly to notify the Company of any change of circumstances which would prevent such Person and its beneficial owners, as applicable, from receiving payments under the Notes without any deduction or withholding of United States federal income taxes and (ii) if such Person has not so notified the Company of any change of circumstances which would prevent such Person and its beneficial owners, as applicable, from receiving payments hereunder without any deduction or withholding of United States federal income taxes, then on or before the date that any certificate or other form previously delivered hereunder expires or becomes obsolete, or after the occurrence of any event requiring a change in the most recent such certificate or form previously delivered, to deliver to the Company a new certificate or form, certifying that such Person and its beneficial owners, as applicable, are entitled to receive payments under this Agreement without deduction of United States federal income taxes. In the absence of such valid certificates or forms, the Company shall be entitled to deduct and withhold any amounts as may be required by applicable law.
          7. Right of Purchase.
               7.1 Certain Definitions Used in this Section.

                    (a) New Securities. “New Securities” means any equity securities of the Company; provided, however, that the term “New Securities” does not include:
                    (i) Securities issued pursuant to this Agreement and securities issued upon conversion of the Warrants;
                    (ii) securities issued to employees, consultants, officers and directors of the Company, pursuant to equity compensation plans approved by the Board or grants of options outside of such plans approved by the Board;
                    (iii) securities issued or issuable pursuant to any rights or agreements, including, without limitation, convertible securities, options and warrants, provided that either (x) the Company shall have complied with the purchase right established by this Section with respect to the initial sale or grant by the Company of such rights or agreements, or (y) such rights or agreements existed prior to the Company’s obligations under this Section (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the date of this Agreement with the effect of increasing the percentage of the Company’s fully-diluted securities underlying such rights agreement shall not be included in this clause (iii)(y));
                    (iv) securities issued in connection with any stock split, stock dividend, subdivision, combination, reclassification, exchange, recapitalization or similar transactions by the Company;
                    (v) securities issued pursuant to the acquisition of another business entity by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization;
                    (vi) securities issued in connection with sponsored research, collaboration, technology license, development, original equipment manufacturer, marketing, joint venture investment or other similar agreements, strategic alliances or strategic transactions;
                    (vii) capital stock issued in satisfaction of indebtedness or other liability or in exchange for indebtedness; and
                    (viii) any right, option, or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to clauses (i) through (vii) above.
                    (b) Pro Rata Portion. “Pro Rata Portion” means, for any KKR Holder, a ratio equal to (x) the sum of the number of shares of the Company’s Common Stock held by such KKR Holder immediately prior to the issuance of New Securities, assuming full exercise of the Warrants and all Company securities exercisable and/or convertible into the Company’s Common Stock then held by such KKR Holder, over (y) the sum of the total number of shares of the Company’s Common Stock then outstanding, assuming full exercise and/or conversion of all Company securities exercisable and/or convertible into the Company’s Common Stock then outstanding.

               7.2 Right of Purchase.
                    (a) Grant of Right of First Offer. For as long as the KKR Holders hold at least 10% of the Warrant Amount, subject to the terms and conditions contained in this Section, the Company grants to each KKR Holder a purchase right to purchase such KKR Holder’s Pro Rata Portion calculated as of the date of delivery of such notice pursuant to Section 7.2(b) of any New Securities actually issued which the Company may, from time to time, propose to issue and sell. Notwithstanding the foregoing, in the event that New Securities are being offered within 12 months of the date of this Agreement pursuant to a registration statement under the Securities Act (the “Registered Offering”), each KKR Holder will be entitled to purchase its portion of New Securities in a simultaneous private placement with the Registered Offering, but otherwise on the same terms as the Registered Offering, to the extent an exemption from registration is available at such time. If no exemption from registration shall be available at such time, then the rights contemplated by this Section 7 will not apply to the issuance of such New Securities in the Registered Offering.
                    (b) Notice of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give each KKR Holder written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same. Each KKR Holder shall have twenty (20) days from the date of delivery of any such notice to agree to purchase up to such KKR Holder’s Pro Rata Portion of such New Securities, for the price and upon the terms specified in the notice, by delivering written notice to the Company and stating therein the quantity of New Securities to be purchased.
                    (c) Lapse and Reinstatement of Right. The Company shall have sixty (60) days following the twenty- (20-) day period described in Section 7.2(b) to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell the New Securities with respect to which the KKR Holders’ purchase right was not exercised, at a price and upon terms no more favorable to the purchasers of such securities than specified in the Company’s notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said sixty- (60-) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the KKR Holders in the manner provided above.
                    (d) Post Closing Notice. Notwithstanding anything in this Section 7 to the contrary, if the Board determines in good faith that the Company’s ability to consummate the issuance of New Securities would be adversely impacted by virtue of compliance with the advance notice provisions contained in Section 7.2(b), the Company may issue such New Securities without providing such notice and without regard to the provisions of this Section 7 prior to such issuance. After the issuance of such New Securities without providing such advance notice in reliance on this paragraph (d), the Company shall provide the KKR Holders written notice (the “Post Closing Notice”) of the fact that the Company issued New Securities, that such transaction has been consummated, and that the notice required by Section 7.2(b) was not provided in reliance on this Section 7(d). The Post Closing Notice shall set forth the number and type of New Securities issued, and the price and the terms upon which such New Securities were issued. Each KKR Holder shall have twenty (20) days from the delivery of such Post Closing Notice to elect to purchase up to such KKR Holder’s Pro Rata Portion of such New Securities, for the price and upon the terms specified in such Post Closing Notice, and the closing of such sale to the KKR Holders so electing shall be consummated as promptly as practicable thereafter but in no event later than 10 business days after the date on which the KKR Holders’ response was due.
          8. Standstill. (a) Each of the KKR Holders and KKR agrees that, until the date that is six months after the Nomination Expiration Time (as defined below), without the prior consent of the Board (excluding any Board Nominees), it shall not, and none of KKR’s Affiliates that has the right to receive or has received any material non-public information (each KKR Holder, KKR and each such Affiliate of KKR, collectively, “KKR Restricted Persons”) shall, directly or indirectly (including by directing or causing any Person that is not a KKR Person to):
                    (i) acquire or agree to acquire Beneficial Ownership of securities of any class or kind ordinarily having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto (“Voting Stock”) or authorize or make any offer to acquire Voting Stock, if the effect of such acquisition, agreement or offer (if consummated) would be to increase the percentage of the Voting Stock represented by all shares of Voting Stock Beneficially Owned by all KKR Restricted Persons, in the aggregate, to 20% or more of the Voting Stock outstanding;
                    (ii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Commission), or seek to advise or influence any Person with respect to the voting of any Voting Stock (other than in accordance with and consistent with the recommendation of the Board related to a change of control);
                    (iii) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, or otherwise act in concert with any Third Person for the purpose of acquiring, holding, voting or disposing of any securities of the Company (excluding any “group” that may be formed by or among the Holders in respect of acquiring, holding, voting or disposing of any of the Notes, Warrants, Warrant Shares or any New Securities acquired pursuant to Section 7); or
                    (iv) publicly announce or propose or submit to the Company a proposal or offer concerning a change of control of the Company.
                    (b) The restrictions set forth in Section 8(a) will cease to apply if any of the following occurs:
                    (i) a third party who is not a KKR Restricted Person (a “Third Party”) acquires Beneficial Ownership of or initiates a tender offer for more than 50% of the outstanding Voting Stock; or

                    (ii) the Company enters into an agreement pursuant to which a Third Party would acquire all or substantially all of the stock or assets of the Company or the Company would be merged or consolidated with another Person, unless immediately following the consummation of such transaction the shareholders of the Company immediately prior to the consummation of such transaction would continue to hold (in substantially the same proportion as their ownership of the Company’s Voting Stock immediately prior to the transaction) more than 50% of all of the outstanding Common Stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent thereof.
                    (c) Nothing in clause (iv) of Section 8(a) shall be construed to prohibit a Board Nominee, in good faith and in the performance of his or her fiduciary duties as a member of the Board, from confidentially discussing a proposal made by the Company or a Third Party concerning any extraordinary transaction involving the Company or any successor thereto, any Subsidiary or division thereof, or any of their securities or assets, with the Board and representatives of the Company and its advisors who are involved in the evaluation or execution of any such proposal on behalf of the Company.
                    (d) Notwithstanding Section 8(a)(i), upon an increase in the Beneficial Ownership percentage of KKR Restricted Persons to an amount in excess of 20% of the Voting Stock outstanding resulting solely from a repurchase or redemption of Voting Stock by the Company or any similar transaction that reduces the number of outstanding shares of Voting Stock of the Company, neither KKR nor any other KKR Restricted Person shall be required to dispose of any Securities Beneficially Owned by them; provided, however, that in such event, neither KKR nor any other KKR Restricted Person may acquire Beneficial Ownership of additional Voting Stock unless the Beneficial Ownership percentage of all KKR Restricted Persons, in the aggregate, would, following such acquisition, be an amount below 20% of the Voting Stock outstanding.
          9. Board Matters.
                    (a) At or prior to the Closing, the Board shall expand its size by two members, if necessary, to create a vacancy for two qualified nominees of KKR. KKR shall have the right to designate, subject to the terms and conditions of this Section 9, the number of nominees to the Board as set forth below in Section 9(e) (each a “Board Nominee”). The Board shall in good faith consider whether any such nominee is (i) qualified and suitable to serve as a member of the Board under all applicable corporate governance policies and guidelines of the Company and the Board and applicable legal, regulatory and stock exchange requirements and (ii) meets the independence requirements of the NYSE and any other stock exchange on which the Common Stock may be listed in the future. The Board and the appropriate committees of the Board shall conduct the consideration of the qualifications, suitability and independence of the Board Nominees, and make any determinations with respect thereto in a manner consistent with considerations and determinations in respect of other members of the Board. KKR shall cause each Board Nominee to make himself or herself reasonably available for interviews, to consent to such reference and background checks or other investigations and to provide such information (including information necessary to determine the nominee’s independence status under various requirements and institutional investor guidelines as well as information necessary to determine any disclosure obligations of the Company) as the Board or any committee thereof may reasonably request; provided that in each such case, all such interviews, investigations and information is generally required to be delivered to the Company by the other outside directors of the Company. If the Board determines that the Board Nominees are qualified and suitable to serve as a member of the Board under all applicable corporate governance policies and guidelines of the Company and the Board and applicable legal, regulatory and stock exchange requirements, then the Board shall appoint such initial Board Nominees to the Board. Notwithstanding the foregoing, it is understood and agreed that such review with respect to the initial two Board Nominees will be completed as of the Closing. Provided that the Board Nominees then meet such requirements, and so long as KKR shall continue to be entitled to nominate directors pursuant to Section 9(e), the Company shall nominate the Board Nominees for re-election as directors at the end of each term of such Board Nominee as part of the slate proposed by the Company that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of the Board. In the event that a Board Nominee ceases to be a member of the Board, so long as KKR shall be entitled to nominate directors pursuant to Section 9(e), KKR may select another person as a designee for Board Nominee to fill the vacancy created thereby and, if the Board determines that such nominee meets the criteria set forth above, such designee shall become a Board Nominee and shall be appointed by the Board to fill such vacancy. Notwithstanding anything else contained in this Agreement to the contrary, if at any time following Closing, a Board Nominee is not a member of the Board for any reason and a new Board Nominee has not been appointed, the Board Nominee shall instead be an observer at meetings of the Board and all committees thereof on which another Board Nominee does not sit.
                    (b) One Board Nominee will have the right to be appointed by the Board to sit on each regular committee of the Board, subject to such Board Nominee satisfying applicable legal, regulatory and stock exchange requirements. If no Board Nominee satisfies the applicable legal, regulatory and stock exchange requirements to sit on any particular committee of the Board, then the Board shall permit such Board Nominee to attend (but not vote) at the meetings of such committee as an observer, unless such attendance would result in a conflict or violate any of the applicable corporate governance policies and guidelines or applicable legal, regulatory or stock exchange requirements.
                    (c) It shall be a condition to the appointment or nomination for election or re-election of any Board Nominee that such Board Nominee tender a conditional resignation letter prior to his or her appointment or nomination for election or re-election to the Board providing such Board Nominee’s irrevocable offer of resignation from the Board effective upon the earlier of (i) the date on which KKR shall no longer be entitled to nominate two (2) directors to the Board, it being agreed and understood that if KKR shall thereafter remain entitled to nominate one (1) director, KKR shall inform the Company as to which Board Nominee’s resignation shall be tendered, (ii) such director no longer being an Affiliate of KKR, and (iii) the failure by such Board Nominee to gain a majority vote during an uncontested election at an annual meeting pursuant to and in accordance with the Board’s Majority Vote Policy.
                    (d) The Board Nominees shall be subject to the policies and requirements of the Company and the Board, including the Corporate Governance Guidelines of the Board and the Company’s Business Conduct Guide, in a manner consistent with the application of such policies and requirements to other members of the Board. The Company shall compensate the Board Nominees, reimburse their expenses, indemnify them, and provide them with director and officer insurance to the same extent it compensates, reimburses, indemnifies and provides insurance for the other outside members of the Board pursuant to its organizational documents, applicable law or otherwise. The Company agrees that such indemnification arrangements will provide for a minimum insurance coverage of $50 million and will provide that such indemnification will be the primary source of indemnification and advancement of expenses in connection with the matters covered thereby and payment thereon will be made before, offset and reduce any other indemnity or expense advancement to which a Board Nominee may be entitled or which is actually paid in connection with such matters, including as an employee of KKR or any of its Affiliates.
                    (e) So long as the KKR Holders Beneficially Own at least 50% of the Warrant Amount, KKR shall have the right to designate two (2) Board Nominees. If the KKR Holders Beneficially Own less than 50% but at least 25% of the Warrant Amount, KKR shall thereafter have the right to designate only one (1) Board Nominee. At such time as the KKR Holders Beneficially Own less than 25% of the Warrant Amount (the “Nomination Expiration Time”), KKR shall no longer have the right to designate any Board Nominees.
          10. Termination.
               10.1 Termination of Agreement Prior to Closing. This Agreement may be terminated at any time prior to the Closing:
                    (a) by either the Investor or the Company if the Closing shall not have occurred by December 31, 2009; provided, however, that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
                    (b) by either the Investor or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or
                    (c) by the mutual written consent of the Investor and the Company.
               10.2 Effect of Termination Prior to Closing. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party to this Agreement, except that (i) nothing in this Agreement shall relieve either party from liability for any breach of any covenant of this Agreement, (ii) Section 6.6, Section 11 and Section 12 and this Section 10.2 shall survive any termination of this Agreement, and (iii) in the event of a termination pursuant to Section 10.1(a) or (b), the Company will promptly pay KKR the Placement Fee and will remain responsible for the expense provisions of the Expense Letter in accordance with the terms thereof.

          11. Publicity. On or promptly following the date of this Agreement, the Company shall issue a press release substantially in the form of Exhibit I and the parties will thereafter communicate in a manner consistent with the statements in such press release. No other written public release or written public announcement concerning the purchase of Securities contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The provisions of this Section shall not restrict the ability of a party to summarize or describe the transactions contemplated by this Agreement in any required report, prospectus or similar offering document so long as the other party is provided a reasonable opportunity to review such disclosure in advance.
          12. Miscellaneous.
               12.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without regard to choice of laws or conflict of laws provisions thereof that would require the application of the laws of any other jurisdiction.
               12.2 Submission to Jurisdiction; Venue; Waiver of Trial by Jury. Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of any New York State or United States Federal court sitting in the County of New York, in the State of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.
               12.3 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall terminate upon the first to occur of (x) the Closing (it being agreed and understood that in the event the condition to Closing set forth in

Section 4.2 shall have been satisfied at Closing, the representations and warranties shall be deemed for all other purposes to have been terminated at the closing of the Convertible Notes Offering as provided in Section 4.2) or (y) the termination of this Agreement pursuant to Section 10.1 hereof.
               12.4 Enforcement of Agreement. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. The parties to this Agreement further agree that irreparable damage to the Company would occur in the event that the commitment of KKR 2006 Fund (Overseas) Limited Partnership in the Commitment Letter is not performed in accordance with the terms and conditions of the Commitment Letter or the Commitment Letter is otherwise breached by KKR 2006 Fund (Overseas) Limited Partnership. It is accordingly agreed that (i) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and (ii) the Company shall be entitled to an injunction or injunctions to prevent breaches of the Commitment Letter and to enforce specifically the rights of KKR Jet Stream (Cayman) Limited under the Commitment Letter in accordance with its terms and conditions, in each case in any Federal court sitting in the County of New York, in the State of New York (or, solely to the extent that no such Federal court has jurisdiction over such suit, action or proceeding, in any New York State court sitting in the County of New York, in the State of New York), this being in addition to any other remedy to which any party is entitled at law or in equity. Additionally, each party to this Agreement irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions of this Agreement or injunctive relief in any action brought therefore.
               12.5 Successors and Assigns(a) . Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties to this Agreement; provided, however, the rights of the Investor to purchase the Securities at the Closing under this Agreement shall not be assignable to any Person without the consent of the Company; provided further, that the Investor shall be permitted, without the consent of the Company, to assign all or a portion of its rights and obligations to purchase Securities at the Closing to one or more KKR Funds or Accounts or one or more Persons which are wholly owned by KKR Funds or Accounts (each a “Permitted Assignee”), in which case such Permitted Assignee shall become party to this Agreement by execution of a joinder to this Agreement and each such Permitted Assignee shall thereafter constitute an “Investor” for all purposes hereunder as if it were an Investor as of the date of this Agreement; provided further, that any assignment to a Permitted Assignee pursuant to the preceding proviso shall not relieve the assigning Investor of its obligation to purchase Securities at the Closing until the Closing has occurred and such Permitted Assignee has funded its obligation to purchase Securities hereunder.
               12.6 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties to this Agreement any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including without limitation any partner, member, shareholder, director, officer, employee or other beneficial owner of any party to this Agreement, in its own capacity as such or in bringing a derivative action on behalf of a party to this Agreement) shall have any standing as third party beneficiary with respect to this Agreement or the transactions contemplated hereby; provided, however, that future Holders shall have the rights of the Holders set forth in this Agreement.
               12.7 Entire Agreement. This Agreement, the Transaction Documents, the Fee Letter, the Expense Letter, the Commitment Letter and the other documents delivered pursuant to this Agreement constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term of this Agreement may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.
               12.8 Notices, Etc. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, sent via facsimile (receipt confirmed) or electronic mail at the following addresses, facsimile numbers or electronic mail addresses (or at such other addresses, facsimile numbers or electronic mail addresses for a party as shall be specified by like notice) or otherwise delivered by hand or by messenger, addressed:
                 (a) if to the Investor or KKR, to:
c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite #200
Menlo Park, California 94025
Telephone: (650) 233-6597
Facsimile No: (650) 233-6538
Attention: Pontus Pettersson
Email: pontus.pettersson@kkr.com
With a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Telephone: (212) 906-1200
Facsimile No.: (212) 906-4864
Attention: Gregory P. Rodgers
Email: greg.rodgers@lw.com
and
                 (b) if to the Company, to:

Eastman Kodak Company
343 State Street
Rochester New York 14640
Telephone: (585) 724-4000
Facsimile No: (585) 724-9549
Attention: General Counsel
Email: joyce.haag@kodak.com
With a copy to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Telephone: (650) 493-9300
Facsimile No: (650) 493-6811
Attention: Larry Sonsini
Email: lsonsini@wsgr.com
and
1301 Avenue of the Americas, 40th Floor
New York, New York 10019
Telephone: (212) 999-5800
Facsimile No: (212) 999-5899
Attention: Selim Day
                 Adam Dinow
Email: sday@wsgr.com
           adinow@wsgr.com
or in any such case to such other address, facsimile number, electronic mail address or telephone as either party may, from time to time, designate in a written notice given in a like manner. If notice is provided by mail, it shall be deemed to be delivered upon proper deposit in a mailbox, if notice is delivered via facsimile or electronic mail, it shall be deemed to be delivered upon receipt of electronic confirmation, and if notice is delivered by hand, messenger or overnight courier service, it shall be deemed to be delivered upon actual delivery.
               12.9 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Holder of any Securities upon any breach or default of the Company under this Agreement shall impair any such right, power, or remedy of such Holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.
               12.10 Expenses. In addition to the provisions of the Expense Letter, the Company agrees to reimburse the reasonable out-of-pocket documented expenses of KKR and its Affiliates, inclusive of the reasonable fees and expenses of KKR’s advisors, accountants and counsel incurred in connection with the due diligence, evaluation, negotiation, documentation and closing of the transactions contemplated by this Agreement, including, without limitation, (x) such expenses invoiced after the Closing and (y) for the avoidance of doubt, all costs and expenses associated with the assignment, creation and perfection of security interests pursuant to the Collateral Documents and the related UCC financing statements, including in connection with the preparation, negotiation, execution and delivery of the Collateral Documents and all filing fees, lien search fees and the reasonable fees and expenses of counsel.
               12.11 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Majority KKR Holders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Securities purchased under this Agreement at the time outstanding (including securities into which such Securities are exercisable), each future Holder of all such Securities, and the Company.
               12.12 Effect of Amendment or Waiver. Each Holder and its successors and assigns acknowledge that by the operation of Section 12.11, Majority KKR Holders, acting in conjunction with the Company, will have the right and power to diminish or eliminate any or all rights pursuant to this Agreement.
               12.13 Finder’s Fees. The Company shall indemnify and hold the Investor harmless, and the Investor shall indemnify and hold the Company harmless, from any liability for any commission or compensation in the nature of a finder’s fee (including the costs, expenses, and legal fees of defending against such liability) for which the Company or the Investor, or any of their respective partners, employees, or representatives, as the case may be, is responsible.
               12.14 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format (i.e., “PDF”), each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
               12.15 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, such portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

               12.16 Titles and Subtitles; Section References. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless otherwise stated, references to Sections, Schedules and Exhibits are to the Sections, Schedules and Exhibits of this Agreement.
[THIS SPACE LEFT BLANK INTENTIONALLY]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company: EASTMAN KODAK COMPANY
By:	/s/ Antonio M. Perez
Name:	Antonio M. Perez
Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE TO THE NOTE AND WARRANT PURCHASE AGREEMENT

Investor: KKR JET STREAM (CAYMAN) LIMITED
By:	/s/ William J. Janetschek
Name:	William J. Janetschek
Title:	Director

KKR: Solely for the purpose of the Sections referenced in the caption KOHLBERG KRAVIS ROBERTS & CO. L.P.
By: KKR & Co. L.L.C., its general partner

By:	/s/ William J. Janetschek
Name:	William J. Janetschek
Title:	Director

SIGNATURE PAGE TO THE NOTE AND WARRANT PURCHASE AGREEMENT

SCHEDULE A
SCHEDULE OF GUARANTORS
Creo Manufacturing America LLC
Eastman Gelatine Corporation
Eastman Kodak International Capital Company, Inc.
Far East Development Ltd.
FPC Inc.
Kodak (Near East), Inc.
Kodak Aviation Leasing LLC
Kodak Americas, Ltd.
Kodak Imaging Network, Inc.
Kodak Philippines, Ltd.
Kodak Portuguesa Limited
Kodak Realty, Inc.
Laser Edit, Inc.
Laser-Pacific Media Corporation
NPEC Inc.
Pacific Video, Inc.
Pakon, Inc.
Qualex Inc.

SCHEDULE B
SCHEDULE OF INTEREST RATE AND OID TERMS
I. Interest Rate:
(A) The cash interest rate will be determined by the following formula:
10.00% + ((Aggregate Principal Amount of the Notes - $300,000,000) / 100,000,000 ) * 0.50% )
For illustration purposes only the following is an example of the above calculation but does not reflect the actual calculation of the cash interest rate to be applied to the Notes or the Aggregate Principal Amount of Notes to be purchased:
Example: If the Aggregate Principal Amount of the Notes is $330,000,000, the cash interest on the Notes will be 10.00% + (($330,000,000 - 300,000,000) / 100,000,000) * 0.50%) = 10.15%
(B) The pay-in-kind (PIK) interest rate will be determined by the following formula:
0.50% - ((aggregate principal amount of Convertible Notes Offering - $400,000,000 ) / 200,000,000 ) * 1.00% ))
For illustration purposes only the following is an example of the above calculation but does not reflect the actual calculation of the PIK interest rate to be applied to the Notes or the aggregate principal amount of the Convertible Notes Offering:
Example: If the aggregate principal amount of the Convertible Notes Offering is $300,000,000, the PIK Interest rate on the Notes will be 0.50% - (($300,000,000 – 400,000,000) / 200,000,000) * 1.00%) = 0.50% - (-100,000,000 / 200,000,000 * 1.00%)) = 0.50% - (-0.50 * 1.00%) = 1.00%
II. Discount:

Warrant Exercise	Discount
Price	Percentage
$4.50	0.00%
$4.51	0.04%
$4.52	0.08%
$4.53	0.12%
$4.54	0.16%
$4.55	0.20%
$4.56	0.24%
$4.57	0.28%
$4.58	0.32%
$4.59	0.36%
$4.60	0.40%
$4.61	0.44%
$4.62	0.48%

Warrant Exercise	Discount
Price	Percentage
$4.63	0.52%
$4.64	0.56%
$4.65	0.60%
$4.66	0.64%
$4.67	0.68%
$4.68	0.72%
$4.69	0.76%
$4.70	0.80%
$4.71	0.84%
$4.72	0.88%
$4.73	0.92%
$4.74	0.96%
$4.75	1.00%
$4.76	1.04%
$4.77	1.08%
$4.78	1.12%
$4.79	1.16%
$4.80	1.20%
$4.81	1.24%
$4.82	1.28%
$4.83	1.32%
$4.84	1.36%
$4.85	1.40%
$4.86	1.44%
$4.87	1.48%
$4.88	1.52%
$4.89	1.56%
$4.90	1.60%
$4.91	1.64%
$4.92	1.68%
$4.93	1.72%
$4.94	1.76%
$4.95	1.80%
$4.96	1.84%
$4.97	1.88%
$4.98	1.92%
$4.99	1.96%
$5.00	2.00%
$5.01	2.04%
$5.02	2.08%
$5.03	2.12%
$5.04	2.16%
$5.05	2.20%
$5.06	2.24%
$5.07	2.28%

Warrant Exercise	Discount
Price	Percentage
$5.08	2.32%
$5.09	2.36%
$5.10	2.40%
$5.11	2.44%
$5.12	2.48%
$5.13	2.52%
$5.14	2.56%
$5.15	2.60%
$5.16	2.64%
$5.17	2.68%
$5.18	2.72%
$5.19	2.76%
$5.20	2.80%
$5.21	2.84%
$5.22	2.88%
$5.23	2.92%
$5.24	2.96%
$5.25	3.00%
$5.26	3.04%
$5.27	3.08%
$5.28	3.12%
$5.29	3.16%
$5.30	3.20%
$5.31	3.24%
$5.32	3.28%
$5.33	3.32%
$5.34	3.36%
$5.35	3.40%
$5.36	3.44%
$5.37	3.48%
$5.38	3.52%
$5.39	3.56%
$5.40	3.60%
$5.41	3.64%
$5.42	3.68%
$5.43	3.72%
$5.44	3.76%
$5.45	3.80%
$5.46	3.84%
$5.47	3.88%
$5.48	3.92%
$5.49	3.96%
$5.50	4.00%

SCHEDULE C
SCHEDULE OF SUBSIDIARIES AND CAPITALIZATION
Part A: Subsidiaries organized under the laws the United States of America
Creo Manufacturing America LLC
Kodak Aviation Leasing LLC
Eastman Gelatine Corporation
Eastman Kodak International Capital Company, Inc.
Far East Development Ltd.
FPC Inc.
Kodak (Near East), Inc.
Kodak Americas, Ltd.
Kodak Imaging Network, Inc.
Kodak Portuguesa Limited
Kodak Realty, Inc.
Laser Edit, Inc.
Laser-Pacific Media Corporation
Pacific Video, Inc.
Pakon, Inc.
Qualex Inc.
Kodak Philippines, Ltd.
NPEC Inc.
Part B: Material Subsidiaries

	Jurisdiction	Percentage
	of	held by the
Name	Formation	Company
Kodak Graphic Communications Canada Company	Canada	100%
Eastman Kodak Holdings B.V.	The Netherlands	100%
Kodak Limited	England	100%

EXHIBIT A
CERTAIN DEFINITIONS
     “Affiliate” means any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.
     “Beneficially Own,” “Beneficially Owned” and “Beneficially Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a Person shall be deemed to be the beneficial owner of a security if that Person has the right to acquire beneficial ownership of such security at any time.
     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Credit Agreement” means the amended and restated credit agreement dated as of March 31, 2009 among the Company, Kodak Canada, the lenders party thereto, Citicorp USA, Inc., as agent, and the other agents and arrangers party thereto, together with any related documents (including any security documents and guarantee agreements).
     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or enforceable judicial or agency interpretation relating to pollution or protection of the environment, health, safety or natural resources or the exposure of any individual to Hazardous Materials, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permits” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Company or any Guarantor, or under common control with the Company or any Guarantor, within the meaning of Section 414 of the Code.
     “ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a Lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
     “Generally Accepted Accounting Principles” shall mean generally accepted accounting principles and practices as in effect on the relevant date, which are recognized as such by the Financial Accounting Standards Board or successor organization, in each case, consistently applied.
     “Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over the Investor, any of the Holders or the Company, any of the Company’s Subsidiaries or their respective Property.
     “Hazardous Materials” means (a) petroleum and petroleum products, by products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Intellectual Property” has the meaning specified in Section 2.11.

     “KKR Group” means (i) KKR or its Subsidiaries (collectively, “KKRLP”), (ii) any investment fund, vehicle or account which is managed by KKRLP or in respect of which KKRLP has investment discretion (each, a “KKR Fund or Account”), provided that, if KKRLP shares management or investment discretion of such investment fund, vehicle or account with any Person that is not an Affiliate of KKRLP, such an investment fund, vehicle or account shall not be included in the KKR Group for purposes of this Agreement unless the Company so agrees, such agreement not to be unreasonably withheld, or (iii) an Affiliate of KKRLP or a KKR Fund or Account (not including portfolio companies).
     “KKR Holder” means (i) the Investor and (ii) each Holder that is a member of the KKR Group.
     “Kodak Canada” means Kodak Canada, Inc.
     “Lien” means any lien, security interest or other charge or encumbrance of any kind on the property of a Person, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, provided the term “Lien” shall not include any license of intellectual property.
     “Majority KKR Holders” means, at any relevant time, one or more KKR Holders that holds or hold a majority of the Warrant Shares (including Warrant Shares underlying any Warrants) held by all KKR Holders at such time.
     “Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Company and its consolidated Subsidiaries, taken as a whole, but shall not include facts, circumstances, events or changes: (a) generally affecting any of the industries in which the Company, taken together with its consolidated Subsidiaries, operates, in the United States or elsewhere in the world or the economy or the financial or securities markets in the United States or elsewhere in the world; (b) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (c) any conditions resulting from natural disasters; (d) any action taken or omitted to be taken by or at the written request or with the written consent of the Investor; (e) any announcement of this Agreement or the transactions contemplated hereby, in each case, solely to the extent due to such announcement; (f) resulting from changes in applicable legal requirements or Generally Accepted Accounting Principles or accounting standards; (g) resulting from a change in the Company’s stock price or the trading volume in the Common Stock in and of itself (it being understood that the underlying circumstances, event or reasons giving rise to any such failure (to the extent provided for in this definition) can be taken into account in determining whether a Material Adverse Change has occurred or would reasonably be expected to occur); or (h) resulting from a failure to meet securities analysts’ published revenue or earnings predictions for the Company in and of itself (it being understood that the underlying circumstances, event or reasons giving rise to any such failure (to the extent provided for in this definition) can be taken into account in determining whether a Material Adverse Change has occurred or would reasonably be expected to occur); provided, however, that the facts, circumstances, events or changes set forth in clauses (a), (b), and (f) above may be taken into account in determining whether there is or has been a Material Adverse Change if and only to the extent such act, circumstance, event or change has a disproportionate impact on the Company and its consolidated Subsidiaries, relative to the other participants in the industries in which the Company and its consolidated Subsidiaries operate.
     “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Company and its consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Holders, Trustee or Collateral Agent under any Transaction Document or (c) the ability of the Company or any Guarantor to perform its obligations under any Transaction Document to which it is a party, but, solely with respect to clause (a), shall not include facts, circumstances, events or changes set forth in clauses (a) through (g) in the definition of “Material Adverse Change” above.
     “Material Subsidiaries” means with respect to the Company, each direct Subsidiary of the Company that, for the most recently completed fiscal year of the Company for which audited financial statements are available, either (i) has, together with its Subsidiaries, assets that exceed 5% of the total assets shown on the consolidated statement of financial condition of the Company as of the last day of such period or (ii) has, together with its Subsidiaries, net sales that exceed 5% of the consolidated net sales of the Company for such period.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiemployer Plan.
     “Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
     “Secured Obligations” has the meaning specified in the Security Agreement.
     “Secured Parties” has the meaning specified in the Security Agreement.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any Guarantor or any ERISA Affiliate and no Person other than the Company, the Guarantors and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any Guarantor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability as of that date.
     “Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Warrant Amount” shall mean the number of Warrant Shares into which the Warrants purchased by the Investor at the Closing are exercisable.
     “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

EASTMAN KODAK COMPANY
NOTE AND WARRANT PURCHASE AGREEMENT
September 16, 2009

SCHEDULES AND EXHIBITS

Schedule A	Schedule of Guarantors
Schedule B	Schedule of Interest Rate and OID Terms
Schedule C	Schedule of Subsidiaries and Capitalization

Exhibit A	Certain Definitions
Exhibit B	Form of Indenture
Exhibit C	Form of Warrant
Exhibit D Exhibit E	Form of Security Agreement Form of Collateral Trust Agreement
Exhibit F	Form of Intercreditor Agreement
Exhibit G Exhibit H-1	Form of Registration Rights Agreement Form of Opinion of Wilson Sonsini Goodrich & Rosati
Exhibit H-2	Form of Opinion of Day Pittney LLP
Exhibit H-3	Form of Opinion of Nixon Peabody LLP
Exhibit H-4	Form of Opinion of Joyce Haag
Exhibit I	Form of Press Release
iii